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    EXHIBIT 11

                       KAUFMAN AND BROAD HOME CORPORATION
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
               (In Thousands Except Per Share Amounts - Unaudited)

                                                                        Three Months Ended
                                                                    -----------------------------
                                                                     February 29,    February 28,
                                                                       1996             1995
                                                                     -----------     -----------
     PRIMARY:

     Net income                                                       $ 4,086          $   435
                                                                      =======          =======
     Weighted average common shares outstanding                        32,350           32,380
     Weighted average Series B convertible preferred shares(1)          6,500            6,500
     Common share equivalents:
         Stock options                                                    971              863
                                                                      -------          -------

                                                                       39,821           39,743
                                                                      =======          =======

     PRIMARY EARNINGS PER SHARE(2)                                    $   .10          $   .01
                                                                      =======          =======
     FULLY DILUTED:

     Net income                                                       $ 4,086          $   435
                                                                      =======          =======
     Weighted average common shares outstanding                        32,350           32,380
     Weighted average Series B convertible preferred shares(1)          6,500            6,500
     Common share equivalents:
         Stock options                                                  1,019              927
                                                                      -------          -------

                                                                       39,869           39,807
                                                                      =======          =======

     FULLY DILUTED EARNINGS PER SHARE(2,3)                            $   .10          $   .01
                                                                      =======          =======


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    (1)  Each of the 1,300 Series B convertible preferred shares is convertible into five shares of common stock. On the mandatory conversion date of April 1, 1996, each of the Company's 6,500,000 depositary shares, each representing 1/5 of a Series B convertible preferred share was converted into one share of the Company's common stock.

    (2) If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both primary and fully diluted earnings per share of $.05 for the three months ended February 29, 1996 and loss per share of $.06 for the three months ended February 28, 1995.

    (3) Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.

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